UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 31, 2006

Zoom Technologies, Inc.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-18672	51-0448969
(Commission File Number)	(I.R.S. Employer Identification No.)

207 South Street, Boston, MA	02111
(Address of Principal Executive Offices)	(Zip Code)

(617) 423-1072

(Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 31, 2006, Zoom Telephonics, Inc., a wholly owned subsidiary of Zoom Technologies, Inc. (the “Company”), entered into a Purchase and Sale Agreement to sell the Company’s headquarters buildings located at 207 South Street and 201 South Street, Boston MA 02111. The total purchase price is $8.2 million, less the associated brokerage commission of approximately $200,000 and other customary adjustments. The closing of the transaction is subject to customary closing conditions, including the satisfactory completion of the buyer’s due diligence. The closing is currently scheduled to occur on or before December 5, 2006.

If the transaction is completed, the Company would leaseback from the buyer approximately 25,200 square feet of space in the sold buildings for a period of 2 years from the closing at an initial monthly rent of approximately $33,600. In addition, if the transaction is completed, the Company will pay off the mortgage on the building, which is currently $3.6 million with a current annual interest rate of 8.25%.

As of June 30, 2006 the buildings were carried on the Company’s balance sheet at a total net value of $2.3 million.

A copy of the Purchase and Sale Agreement described above is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by this reference.

Item 8.01 Other Events

On September 18, 2006 the Company announced that it received a payment of $869,750, representing its portion of an earnout payment paid by Trend Micro as a result of the achievement of a performance milestone in connection with Trend Micro’s purchase of InterMute, and it may be entitled to additional payments in connection with the InterMute transaction in the future. A copy of the press release announcing the receipt of the funds is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Purchase and Sale Agreement dated August 31, 2006.*
99.1	Press Release dated September 18, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 20, 2006	ZOOM TECHNOLOGIES, INC.

	By:	/s/ Robert A. Crist
Robert A. Crist, Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Description

10.1	Purchase and Sale Agreement dated August 31, 2006.*
99.1	Press Release dated September 18, 2006